FOR IMMEDIATE RELEASE                        Contacts:  Richard S. Kolodny
                                             Vice President,
GRAHAM-FIELD HEALTH PRODUCTS, INC.           General Counsel

400 RABRO DRIVE EAST                         Gary M. Jacobs
                                             Vice President, Finance
HAUPPAUGE, NEW YORK   11788                  Chief Financial Officer

                                             (516) 582-5900

                       GRAHAM-FIELD HEALTH PRODUCTS, INC.
                     ACQUIRES V.C. MEDICAL DISTRIBUTORS INC.
                     ---------------------------------------


HAUPPAUGE, NEW YORK, September 5, 1996--Graham-Field Health Products, Inc.

(NYSE-GFI), a manufacturer and supplier of healthcare products, announced that it has acquired V.C. Medical Distributors Inc., a wholesale distributor of medical products in Puerto Rico, for a purchase price of approximately $1.95 million, representing the net book value of V.C. Medical plus approximately

$850,000.  The purchase price consisted of cash in the amount of approximately

$1.7 million, with the balance payable in shares of common stock of Graham-Field into an escrow account.  The purchase price is subject to adjustment upon the final determination of the closing date net book value of V.C. Medical.  As additional consideration, Graham-Field will pay $500,000 to V.C. Medical provided the business achieves certain earnings levels during the one year period following the closing.  V.C. Medical, a privately owned company,

generates annual revenues of approximately $5 million.


The acquisition of V.C. Medical is the first step in the nationwide roll-out of the GF Express
program, and will operate under the name "GF Express, Puerto Rico."  GF Express,

Puerto Rico will provide "same-day" and "next-day" service to home healthcare dealers in Puerto Rico of certain strategic home healthcare products, including,

Temco patient aids, Everest & Jennings wheelchairs and homecare beds, adult incontinence products, and nutritional supplements.  The principal of V.C.

Medical, Vicente Guzman, Jr., has become President of GF Express, Puerto Rico.

Through GF Express, Puerto Rico, the Company will increase its revenues and presence in Puerto Rico, as well as expand the line of products currently offered by V.C. Medical to its customer base consisting of approximately 200 customers.



In late March 1996, the Company introduced "GF Express," in the Metropolitan,

New York area, which offers its customers one of the most personalized service alternatives in the industry.  According to Irwin Selinger, Chairman of the

Board and Chief Executive Officer, "Graham-Field is very pleased with the results of GF Express and will continue to expand the GF Express program on a nationwide basis.  The acquisition of V.C. Medical will enable Graham-Field to establish a GF Express in Puerto Rico under the leadership of Vicente Guzman,

Jr., who has developed a significant customer base and prominent reputation in

Puerto Rico.  The acquisition will provide Graham-Field with the opportunity to promote its proprietary product lines in this territory."


Graham-Field manufactures, markets and distributes more than 23,000 healthcare products for hospital, physician and home use to approximately 15,000 home healthcare, physician, hospital supply and pharmaceutical distributors,

retailers and wholesalers.



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